Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement No. 333-174926 on Form N-1A of our report dated January 29, 2018, relating to our audits of the financial statements and financial highlights, which appear in the November 30, 2017 Annual Report to Shareholders of North Star Bond Fund, North Star Dividend Fund, North Star Micro Cap Fund, and North Star Opportunity Fund, each a separate series of the Northern Lights Fund Trust II, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights”, “Portfolio Holdings Information” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

March 27, 2018